Two American Lane Greenwich, CT 06831 USA GXO - Confidential Private and Confidential January 29, 2026 Bart Beeks Aaltostraat 1 3822 EB Amersfoort Re: GXO Logistics, Inc. Benefits In addition to the terms described in your employment contract, as Chief Operating Officer, you are also eligible for certain benefits from GXO Logistics, Inc. as described herein. These benefits are non-contractual and are provided at the discretion of GXO Logistics, Inc. (the “Company”). Where these benefits are governed by a Plan or award document, in the event of a conflict between the Plan or award document and this letter, the terms of the relevant Plan or award documents will govern. Annual Incentive: You will be eligible to participate in the Company’s annual incentive plan, subject to the terms and conditions of the plan, as may be in effect from time to time. The incentive plan structure is based on a target percentage of your base salary. The target incentive for you is 100% of your base salary. The amount of your earned annual incentive award, if any, will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and paid in accordance with the Company’s practices in effect from time to time for other similarly situated senior executives. Long-Term Incentive: Beginning in grant year 2026, you will be eligible to participate in the Company’s long-term equity incentive program as in effect from time to time for similarly situated senior executive officers. For 2026, you are eligible for a Long-Term Incentive (LTI) award, the target award value to be no less than $750,000, with the form to be as for similarly situated employees (approximately 50% RSUs and 50% PSUs) and determined at the time of grant. Any such awards will be contingent upon the approval of the Compensation Committee of GXO’s Board of Directors or its delegate. Severance: For 2026, you will be eligible to participate in GXO’s Severance Plan, subject to the approval of the Compensation Committee of the Board of Directors and the terms and conditions of the Plan. Eligibility for the Severance Plan is determined each year by the Compensation Committee; participation in one year is not a guarantee of participation in any subsequent year. The Company will notify you annually if you are a participant in the Severance Plan for the year. D&O Indemnification and Insurance: With respect to your role as an officer and/or director of the Company and/or any of the Company’s subsidiaries, you will be covered by the Company’s directors’ and officers’ insurance policy and directors and officer indemnification provisions to the same extent, and on the same terms and conditions, as other similarly situated officers or directors of the Company (or such subsidiaries). Docusign Envelope ID: 74EFA1E6-D6E9-44FA-8BD9-3B057EAE0AE8

Two American Lane Greenwich, CT 06831 USA GXO - Confidential Securities and Exchange Commission Filings: The role is a Section 16 officer as defined under Section 16 of the Securities Exchange Act of 1934. Your position with the Company and the terms of your employment will result in your inclusion in the Company’s public filings with the Securities and Exchange Commission (SEC), in accordance with US regulatory requirements. Your inclusion in the Company’s SEC filings could result in the public disclosure of your personal information including but not limited to your employment terms and conditions and compensation arrangements, required compliance with additional insider trading regulations and regular filing of public disclosure documents related to your employment and compensation. Sincerely, Corinna Refsgaard Chief Human Resources Officer GXO Logistics, Inc. Accepted and Agreed: Bart Beeks _______________________________ Signature _______________ Date Docusign Envelope ID: 74EFA1E6-D6E9-44FA-8BD9-3B057EAE0AE8 2/12/2026